As Filed With the Securities and Exchange Commission
on May 17, 2007
Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CORRECTIONS CORPORATION OF AMERICA
(Exact name of registrant as specified in its charter)

Maryland	62-1763875
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)
10 Burton Hills Blvd.
Nashville, Tennessee 37215
(Address of Principal Executive Offices)
CORRECTIONS CORPORATION OF AMERICA
2008 STOCK INCENTIVE PLAN
(Full title of the plan)
John D. Ferguson
President and Chief Executive Officer
Corrections Corporation of America
10 Burton Hills Boulevard
Nashville, Tennessee 37215
(615) 263-3000
(Name, Address, and Telephone Number of Registrant’s agent for service)
Copy to:
F. Mitchell Walker, Jr., Esq.
Bass, Berry & Sims PLC
315 Deaderick Street, Suite 2700
Nashville, Tennessee 37238
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of securities	Amount to be	maximum offering	maximum aggregate	Amount of
to be registered	registered (1)	price per share (2)	offering price	registration fee
Common Stock, $0.01 par value	3,000,000	$59.55	$178,650,000	$5,484.56

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement includes an indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2) Pursuant to Rule 457(h)(1) and (c) under the Securities Act, the offering price is estimated solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Registrant’s Common Stock on the New York Stock Exchange on May 14, 2007.

PART I
PART II
SIGNATURES
EXHIBIT INDEX
Ex-5.1 Opinion of Bass, Berry & Sims, PLC
Ex-23.1 Ernst & Young LLP Consent

PART I
Information Required in the Section 10(a) Prospectus
     Corrections Corporation of America (the “Registrant” or the “Company”) has sent or given or will send or give documents containing the information specified by Part I of this Form S-8 Registration Statement (the “Registration Statement”) to participants in the plan to which this Registration Statement relates, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “SEC” or the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registrant is not filing such documents with the SEC, but these documents constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
Information Required in the Registration Statement
Item 3. Incorporation of Documents by Reference.
     The following documents filed by the Registrant with the SEC, pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference and shall be deemed to be a part hereof from the date of filing of such document:
(1)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

(2)	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007;
(3)	The Registrant’s Current Reports on Form 8-K filed with the Commission on February 8, 2007, February 26, 2007, March 1, 2007, March 13, 2007, March 16, 2007, May 3, 2007 and May 11, 2007; and
(4)	The description of the Registrant’s Common Stock, par value $0.01 per share, contained in the Registrant’s Current Report on Form 8-K filed with the Commission on January 6, 1999.
     All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or replaced for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or replaces such statement. Any statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part hereof.
     Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this Registration Statement or the related prospectus.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Article VI of the Registrant’s charter provides that, to the maximum extent that Maryland law from time to time permits limitation of liability of directors or officers of corporations, no person who at any time was or is a director or officer of the Registrant shall be personally liable to the Registrant or its stockholders for money damages.
     Maryland law provides in general that the charter provision limiting the liability of directors and officers may not limit their liability to the corporation or its stockholders (i) to the extent it is proved that the person actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit actually received, or (ii) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding that the person’s action, or failure to act, was the result of active and deliberate dishonesty.

     The Maryland General Corporation Law (the “MGCL”) generally permits a corporation to indemnify any director made a party to any proceeding by reason of service as a director unless it is established that: (i) the act or omission of the director was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the director actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. Indemnification may be against judgments, penalties, fines, settlements and reasonable expenses (including attorneys’ fees) actually incurred by the director in connection with the proceeding. If the proceeding is one by, or in the right of, the corporation, indemnification is not permitted with respect to any proceeding in which the director has been adjudged to be liable to the corporation. The termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment, creates a rebuttable presumption that the director did not meet the standard of conduct required for indemnification. The termination of any proceeding by judgment, order or settlement does not create a presumption that the director did not meet the standard of conduct required for indemnification. If the proceeding is one charging improper personal benefit to the director, whether or not involving action in the director’s official capacity, indemnification of the director is not permitted if the director was adjudged to be liable on the basis that personal benefit was improperly received.
     Under the MGCL, unless limited by its charter, a corporation is required to indemnify a director for reasonable expenses incurred if the director has been successful, on the merits or otherwise, in defense of any proceeding to which the director is made a party by reason of service as a director, or in the defense of any claim, issue or matter in such a proceeding. The Registrant’s charter does not limit such indemnification. In addition, a corporation is required to indemnify a director in any such proceeding if a court of appropriate jurisdiction determines the director is entitled to indemnification.
     Under the MGCL, unless the corporation’s charter provides otherwise, officers shall be indemnified to the extent directors are required to be indemnified under Maryland law and the corporation may indemnify officers, to the same extent that it may indemnify directors. The Registrant’s charter does not provide otherwise.
     Under the Registrant’s bylaws, the Registrant shall indemnify a director or officer to the extent permitted by Maryland law as described herein.
     Under the Registrant’s bylaws and consistent with Maryland law, the Registrant shall pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by a director or officer, if such individual in writing affirms in good faith that he or she has satisfied the applicable standard of conduct necessary for indemnification and agrees to repay amounts paid to such individual if it is ultimately determined that such standard was not met.
     According to the MGCL, indemnification provided or permitted by the MGCL may not be deemed exclusive of any other rights, by indemnification or otherwise, to which a director may be entitled under the charter, bylaws, any resolution of stockholders or directors, any agreement or otherwise.
     The MGCL permits a Maryland corporation to indemnify its employees and agents to the same extent as its directors.
     The Registrant maintains directors’ and officers’ liability insurance to insure against losses arising from claims made against its directors and officers, subject to the limitations and conditions set forth in such policies.
Item 7. Exemption from Registration Claimed.
     None.

Item 8.                Exhibits.

4.1
Specimen of certificate representing shares of the Company’s Common Stock (previously filed as Exhibit 4.2 to the Company’s Annual Report on Form 10-K (Commission File no. 001-16109), filed with the Commission on March 22, 2002 and incorporated herein by this reference).

4.2
Amended and Restated Charter of the Company (previously filed as Exhibit 3.1 to the Company’s Annual Report on Form 10-K (Commission File no. 001-16109), filed with the Commission on April 17, 2001 and incorporated herein by this reference).

4.3
First Amendment to the Amended and Restated Charter of the Company effecting the reverse stock split of the Company’s Common Stock and a related reduction in the stated capital stock of the Company (previously filed as Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q (Commission File no. 001-16109), filed with the Commission on August 13, 2001 and incorporated herein by this reference).

4.4
Second Amendment to the Amended and Restated Charter of the Company increasing authorized shares of the Company’s Common Stock (previously filed as Annex B to the Company’s definitive Proxy Statement relating to its Annual Meeting of Stockholders (Commission File no. 001-16109), filed with the Commission on March 27, 2007 and incorporated herein by this reference).

4.4
Third Amended and Restated Bylaws of the Company (previously filed as Exhibit 3.3 to the Company’s Amendment No. 3 to its Registration Statement on Form S-4 (Commission File no. 333-96721), filed with the Commission on December 30, 2002 and incorporated herein by this reference).

4.5
Provisions defining the rights of stockholders of the Company are found in Article V of the Amended and Restated Charter of the Company, as amended (included as Exhibits 4.2, 4.3 and 4.4 hereto), and Article II of the Third Amended and Restated Bylaws of the Company (included as Exhibit 4.4 hereto).

5.1	Opinion of Bass, Berry & Sims PLC.

10.1
Corrections Corporation of America 2008 Stock Incentive Plan (previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K (Commission File no. 001-16109), filed with the Commission on May 11, 2007 and incorporated herein by this reference).

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Bass, Berry & Sims PLC (included in Exhibit 5.1).

24.1	Powers of Attorney (contained on signature pages of this Registration Statement).
Item 9. Undertakings.
     A. The Registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
               (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that clauses (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement.
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on this 17th day of May, 2007.

CORRECTIONS CORPORATION OF AMERICA
By:	/s/ John D. Ferguson
John D. Ferguson
President and Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, each person whose signature appears below hereby constitutes and appoints Todd J. Mullenger as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date
/s/ John D. Ferguson John D. Ferguson	President and Chief Executive Officer and Director (Principal Executive Officer)	May 17, 2007
/s/ Todd J. Mullenger Todd J. Mullenger	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	May 17, 2007
/s/ William F. Andrews William F. Andrews	Chairman of the Board and Director	May 17, 2007
/s/ Donna M. Alvarado Donna M. Alvarado	Director	May 17, 2007
/s/ Lucius E. Burch, III Lucius E. Burch, III	Director	May 17, 2007
/s/ John D. Correnti John D. Correnti	Director	May 17, 2007
/s/ John R. Horne John R. Horne	Director	May 17, 2007
/s/ C. Michael Jacobi C. Michael Jacobi	Director	May 17, 2007

Signature	Title	Date
/s/ Thurgood Marshall, Jr. Thurgood Marshall, Jr.	Director	May 17, 2007
/s/ Charles L. Overby Charles L. Overby	Director	May 17, 2007
/s/ John R. Prann, Jr. John R. Prann, Jr.	Director	May 17, 2007
/s/ Joseph V. Russel Joseph V. Russell	Director	May 17, 2007
/s/ Hanri L. Wedell Henri L. Wedell	Director	May 17, 2007

EXHIBIT INDEX

4.1
Specimen of certificate representing shares of the Company’s Common Stock (previously filed as Exhibit 4.2 to the Company’s Annual Report on Form 10-K (Commission File no. 001-16109), filed with the Commission on March 22, 2002 and incorporated herein by this reference).

4.2
Amended and Restated Charter of the Company (previously filed as Exhibit 3.1 to the Company’s Annual Report on Form 10-K (Commission File no. 001-16109), filed with the Commission on April 17, 2001 and incorporated herein by this reference).

4.3
Amendment to the Amended and Restated Charter of the Company effecting the reverse stock split of the Company’s Common Stock and a related reduction in the stated capital stock of the Company (previously filed as Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q (Commission File no. 001-16109), filed with the Commission on August 13, 2001 and incorporated herein by this reference).

4.4
Amendment to the Amended and Restated Charter of the Company increasing authorized shares (previously filed as Annex B to the Company’s definitive Proxy Statement relating to its Annual Meeting of Stockholders (Commission File no. 001-16109), filed with the Commission on March 27, 2007 and incorporated herein by this reference).

4.4
Third Amended and Restated Bylaws of the Company (previously filed as Exhibit 3.3 to the Company’s Amendment No. 3 to its Registration Statement on Form S-4 (Commission File no. 333-96721), filed with the Commission on December 30, 2002 and incorporated herein by this reference).

4.5
Provisions defining the rights of stockholders of the Company are found in Article V of the Amended and Restated Charter of the Company, as amended (included as Exhibits 4.2, 4.3 and 4.4 hereto), and Article II of the Third Amended and Restated Bylaws of the Company (included as Exhibit 4.4 hereto).

5.1	Opinion of Bass, Berry & Sims PLC.

10.1
Corrections Corporation of America 2008 Stock Incentive Plan (previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K (Commission File no. 001-16109), filed with the Commission on May 11, 2007 and incorporated herein by this reference).

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Bass, Berry & Sims PLC (included in Exhibit 5.1).

24.1	Powers of Attorney (contained on signature pages of this Registration Statement).